UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 14, 2025

ChargePoint Holdings, Inc.
(Exact name of registrant as specified in Charter)

Delaware	001-39004	84-1747686
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 East Hacienda Avenue, Campbell, CA	95008
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (408) 841-4500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	CHPT	New York Stock Exchange
Warrants to purchase Common Stock	CHPT WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.     Entry into a Material Definitive Agreement.

Exchange Agreement

On November 14, 2025, ChargePoint Holdings, Inc. (the “Company”) entered into a privately negotiated exchange agreement (the “Exchange Agreement”) with certain holders (the “Exchanging Holders”) of its outstanding 7.00% / 8.50% Convertible Senior PIK Toggle Notes due 2028 (the “2028 Notes”). Pursuant to the Exchange Agreement, the Company exchanged $328.6 million in Capitalized Principal Amount (as defined in the 2028 Notes) of the 2028 Notes for the following consideration (the “Exchange Transaction”): (i) $186.5 million in aggregate principal amount under a new Credit Agreement (as defined below), (ii) $25.0 million in cash, and (iii) warrants to purchase up to 1,671,000 shares of the Company’s common stock at an exercise price of $25.00 per share (the “Warrants”). The Company did not receive any cash proceeds from the Exchange Transaction. Following the consummation of the Exchange Transaction, $11,329,955 in Capitalized Principal Amount of 2028 Notes remains outstanding. The Exchange Agreement contains customary representations, warranties and covenants of the Company and the Exchanging Holders.

Credit Agreement

In connection with the Exchange Transaction, the Company entered into a Credit and Security Agreement (the “Credit Agreement”) by and among the Company, as parent, ChargePoint, Inc., a Delaware corporation, as borrower (the “Borrower”), certain subsidiaries of the Company, as subsidiary guarantors (the “Subsidiary Guarantors”), the Exchanging Holders, and Alter Domus (US) LLC, as administrative and collateral agent (the “Agent”), providing for a senior secured term loan credit facility in an aggregate principal amount of $186.5 million (the “Term Facility”).

The Borrower’s obligations under the Credit Agreement are guaranteed by the Company and the Subsidiary Guarantors. In addition, the Term Facility is secured by (i) a first priority pledge of the equity securities of the Borrower and certain of its subsidiaries, subject to customary exceptions (including a 65% limitation on pledges of first-tier foreign subsidiary equity, except with respect to foreign subsidiaries in specified jurisdictions), and (ii) first priority security interests in substantially all current and after-acquired tangible and intangible personal property of the Borrower, the Company and each Subsidiary Guarantor, including intellectual property, in each case, subject to customary exclusions, permitted liens and other agreed limitations.

The Term Facility matures on January 31, 2030, and the loans thereunder (the “Loans”) do not amortize, except as described below. The Borrower is required to prepay an aggregate of $30,000,000 of the Loans (the “Short-Term Loans”) in two equal installments of up to $15,000,000 each on November 24, 2025 and February 16, 2026, subject to potential downward adjustment based on the Company’s 30-day trailing volume-weighted average price (VWAP) prior to each repayment date, as compared to a pre-closing VWAP floor. The Short-Term Loans do not bear interest. The remaining Loans will bear interest at a fixed rate of 12.00% per annum, payable quarterly. For each of the first four quarterly interest payment dates, the Borrower may elect to pay the interest in shares of common stock of the Company (“Interest Shares”), valued based on the 30-day VWAP preceding the applicable interest payment date. Issuance of Interest Shares is subject to a cap of 19.99% of the Company’s outstanding shares to comply with NYSE listing requirements, unless stockholder approval is obtained.

The Credit Agreement permits the Borrower to make voluntary prepayments at its discretion. On or prior to the second anniversary of the closing date, voluntary principal payments in respect of the Loans (other than the Short-Term Loans) and mandatory principal payments in connection with any acceleration of the Loans will be subject to a customary make-whole premium based on the yield on U.S. Treasury notes with a maturity closest to the second anniversary of the closing date plus 50 basis points. Thereafter, principal payments in respect of such Loans will be subject to a premium equal to (x) 2.00% after the second anniversary of the closing date and on or prior to the third anniversary of the closing date and (y) 0.00% thereafter. Notwithstanding the foregoing, any principal payments in respect of such Loans made in connection with a “change of control” may be prepaid at (1) 3.00% on or prior to the second anniversary of the closing date, (2) 2.00% after the second anniversary of the closing date and on or prior to the third anniversary of the closing date and (3) 0.00% thereafter.

The Credit Agreement contains (i) customary affirmative and negative covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur additional indebtedness, incur liens, make investments or acquisitions, declare or pay dividends or other restricted payments, dispose of assets, or enter into transactions with affiliates and (ii) customary events of default, including a cross-default to material indebtedness and bankruptcy-related triggers. In addition, the Credit Agreement requires the Borrower to maintain minimum liquidity of $25.0 million, tested on the last business day of each fiscal month. Liquidity includes unrestricted cash and cash equivalents held by the credit parties and up to $10.0 million in unused commitments under any revolving credit facility.

Warrants

In connection with the Exchange Transaction, the Company issued Warrants to purchase an aggregate of 1,671,000 shares of the Company’s common stock (the “Warrant Shares”) to the Exchanging Holders. The Warrants are exercisable immediately upon issuance and will expire on the fifth anniversary of their issuance. The Warrants have an exercise price of $25.00 per share and may be exercised at the election of the holder on a cash basis or, alternatively, by means of a cashless exercise (exercise by surrendering a portion of the Warrant for net shares, as determined pursuant to the terms of the Warrant). The Warrants contain provisions that prohibit any given holder from exercising its Warrant to the extent that, after giving effect to such exercise, the holder (together with its affiliates and any other persons whose share ownership would be aggregated under applicable rules) would beneficially own more than a specified ownership limit. Each participating holder will have the right to elect an initial beneficial ownership cap of 9.99% of the Company’s outstanding common stock, and such cap may be increased by the holder up to the extent permitted under NYSE listing requirements (but not above 19.99% unless stockholder approval is obtained).

Registration Rights Agreement

In connection with the Exchange Transaction, the Company entered into a Registration Rights Agreement with the Exchanging Holders (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company agreed to prepare and file one or more registration statements with the Securities and Exchange Commission (“SEC”) to register the resale of the Warrant Shares and any Interest Shares (collectively, the “Registrable Securities”) issued or issuable to the Exchanging Holders. The initial registration statement for the Registrable Securities is expected to be filed by the Company within 30 days after the closing of the Exchange Transaction, and the Company will use its reasonable best efforts to have the registration statement declared effective as soon as practicable (subject to customary grace periods, SEC review, and potential suspension of use in connection with certain corporate developments or pending financial statements). The Registration Rights Agreement includes customary representations and warranties and indemnification rights in favor of each party.

The foregoing descriptions of the Exchange Agreement, the Credit Agreement, the Warrants and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full terms of the definitive agreements. Copies of the Exchange Agreement, the Credit Agreement, the form of Warrant and the Registration Rights Agreement are filed herewith as Exhibits 10.1, 10.2, 4.1 and 10.3, respectively.
Item 1.02.     Termination of a Material Definitive Agreement.

On November 14, 2025, that certain Revolving Credit Agreement, dated as of July 27, 2023 (as amended, modified or supplemented from time to time in accordance with its terms, the “Former Credit Agreement”), by and among the Company, as parent, ChargePoint, Inc., as borrower, certain subsidiaries of the Company, as guarantors, the lender parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, was terminated. The Former Credit Agreement provided for a senior secured revolving credit facility in an initial aggregate principal amount of up to $150.0 million, with a maturity date of January 1, 2027. There were no borrowings or letters of credit outstanding under the Former Credit Agreement at the time of termination.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the entry into the Credit Agreement and the issuance of the Loans is incorporated herein by reference into this Item 2.03.
Item 3.02.     Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the issuance of the Warrants, Warrant Shares and Interest Shares is incorporated herein by reference into this Item 3.02. The Exchange Transaction was effected in reliance on exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). The issuance of the Warrants and any issuance of shares of common stock upon exercise of the Warrants or as payment of interest on the Senior Secured Loans are made in a private placement to accredited investors and/or qualified institutional buyers, in reliance on Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The securities issued in the Exchange Transaction have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits. The following exhibits are filed with this report:

Exhibit No.	Description of Exhibit
4.1	Form of Warrant dated November 14, 2025.
10.1*	Exchange Agreement, dated November 14, 2025, by and between ChargePoint Holdings, Inc. and the Exchanging Creditors party thereto.
10.2*	Credit and Security Agreement, dated November 14, 2025, by and among ChargePoint, Inc., ChargePoint Holdings, Inc., certain subsidiary guarantors, the lenders party thereto and Alter Domus (US) LLC.
10.3	Registration Rights Agreement, dated November 14, 2025, by and between ChargePoint Holdings, Inc. and the Holders party thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
* Certain schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the U.S. Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARGEPOINT HOLDINGS, INC.

By:	/s/ Mansi Khetani
Name: Mansi Khetani
Title: Chief Financial Officer (Principal Financial Officer & Principal Accounting Officer)
Date: November 18, 2025